Contact:
Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.                                                                                                                  April 22, 2009
Phone: 408-736-6900 x168

AFOP REPORTS 1st QUARTER 2009 RESULTS
12TH CONSECUTIVE PROFITABLE QUARTER;
EXPECTS REVENUE GROWTH IN 2ND QUARTER 2009

Sunnyvale, CA - April 22, 2009 - Alliance Fiber Optic Products, Inc. (NASDAQ: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 totaled $7,643,000, a 19% decrease from revenues of $9,401,000 recorded in the first quarter of 2008 and 7% decrease compared with revenues of $8,201,000 for the fourth quarter of 2008. The Company recorded net income for the first quarter of 2009 of $302,000. This compares to net income for the fourth quarter of 2008 of $820,000 and $820,000 for the first quarter of 2008.

Included in expenses for the quarter ended March 31, 2009 was $28,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended March 31, 2008 and the fourth quarter of 2008 were $51,000 and $30,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, "Despite our revenue decrease in the first quarter reflecting overall economic conditions, we are pleased with our financial performance. We generated quarterly profits over the last twelve quarters and maintained gross margins at or above 30%, while reducing inventory in the quarter ending March 31, 2009."

"In addition, we gained new customers and new design wins during the quarter. Based on input from our customers and current backlog, we expect that revenues in the second quarter of 2009 will grow sequentially, instead of declining. With higher revenues in the coming quarter, we expect our gross margin will improve and profits will increase as well." concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on April 22, 2009 to discuss AFOP's first quarter 2009 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 319964. AFOP will also provide a live webcast of its first quarter 2009 conference call at AFOP's website: www.afop.com . An audio replay will be available until May 1, 2009. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#:  319964) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com .

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, and our expectations regarding second quarter 2009 results, including our expectations regarding our second quarter 2009 revenues, gross margin and profits, and the basis for our expectations, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-K for the year ended December 31, 2008. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Mar. 31,	Dec. 31,
	2009	2008
	(Unaudited)

ASSETS
Current assets:
Cash and short-term investment	$ 23,402	$ 23,954
Accounts receivable	5,167	4,708
Inventories	4,968	5,614
Other current assets	492	379
Total current assets	34,029	34,655

Long-term investments	14,483	13,718
Othrer assets - ARS Right	1,817	2,582
Property and equipment, net	4,357	4,653

Other assets	179	190
Total assets	$ 54,865	$ 55,798

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$ 3,410	$ 3,572
Accrued expenses and other liabilities	2,683	3,374
Total Current liabilities	6,093	6,946

Long-term liabilities	828	891
Total liabilities	6,921	7,837

Stockholders' equity	47,944	47,961
Total liabilities and stockholders' equity	$ 54,865	$ 55,798

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2009	2008	2008

Revenues	$ 7,643	$ 8,201	$ 9,401

Cost of revenues	5,345	5,662	6,455
Gross profit	2,298	2,539	2,946

Operating expenses:
Research and development	729	645	898
Sales and marketing	634	485	668
General and administrative	845	812	894
Total operating expenses	2,208	1,942	2,460

Income from operations	90	597	486
Interest and other income, net	222	319	396
Net income before tax	312	916	882
Income tax	10	96	62
Net income	$ 302	$ 820	$ 820

Net income per share:
Basic	$ 0.01	$ 0.02	$ 0.02
Diluted	$ 0.01	$ 0.02	$ 0.02

Shares used in per share calculation:
Basic	41,872	41,796	41,392
Diluted	41,897	41,827	44,423

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$ 14	$ 15	$ 22
Research and development	6	6	10
Sales and marketing	4	4	7
General and administrative	4	5	12
Total	$ 28	$ 30	$ 51